[GRAPHIC OMITTED]

RICK'S
CABARET


RICK'S  CABARET  INTERNATIONAL  SELLS  ITS  "HOUSTON  SOUTH"  CLUB

HOUSTON - (April 6, 2005) - RICK'S CABARET INTERNATIONAL, INC. [RICK: NASDAQ] said today it has sold its Houston South club for $550,000 to MBG ACQUISITION LLC, a Delaware limited liability company. The transaction was completed on March 31, 2005.

As part of the purchase agreement, the club at 15301 Gulf Freeway in Houston will immediately be renamed by the new owners.

"We divested the Houston South location because it no longer matched the profile for our flagship brand, which is larger upscale clubs located in busy travel and commercial centers," said ERIC LANGAN, CEO of Rick's Cabaret. "We are exploring other possibilities for an additional Rick's Cabaret in the Houston market that will be in line with our corporate strategy."

Rick's  Cabaret  operates  several  other clubs in the Houston market, including
RICK'S  CABARET  NORTH,  a  large  club near Houston International Airport; CLUB
ONYX, a newly renovated club in the Galleria section that caters to urban gentlemen; an XTC CABARET all nude club in North Houston, and a dual-use venue near Hobby Airport that includes an XTC Cabaret and HUMMERS SPORTS BAR. The company also owns a Rick's Cabaret in Minneapolis, manages a 30,000-square-foot club in Charlotte with an option to buy, and has purchased a club in midtown New York City that will open this summer as a Rick's Cabaret. A Rick's Cabaret on Bourbon Street in New Orleans operates as a licensed club.


ABOUT  RICK'S  CABARET
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Rick's  Cabaret  International,  Inc.  (www.ricks.com) owns and operates upscale
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adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," "Club Onyx" and "Hummers." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns an adult Internet membership Web site, www.couplestouch.com,
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and a network of nine online auction sites for adult products under the flagship
URL  www.naughtybids.com.  Rick's  Cabaret  common stock is traded on the NASDAQ
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SmallCap  market  under  the  symbol  RICK.  For  further  information  contact
ir@ricks.com.
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FORWARD-LOOKING  STATEMENTS:
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This press release may contain forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Important factors that could cause actual results for Rick's Cabaret to differ materially from those indicated in this press release include the risks and uncertainties as to the future operational and financial results of our Web sites, conditions relevant to real estate transactions, the future operational performance of our partners, the laws governing the operation of adult entertainment businesses, competitive and economic factors, dependence on key personnel and the ability to manage operations. Rick's Cabaret has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. Please refer to the documents Rick's Cabaret files from time to time with the Securities and Exchange Commission, in particular the most recent quarterly reports on Form 10-QSB and annual report on Form 10-KSB, which are available at the Company's website, www.ricks.com.
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CONTACT  FOR  FURTHER INFORMATION:     Allan Priaulx, 212-338-0050, ir@ricks.com
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